Exhibit 16.1

May 26, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Nukkleus Inc., under Item 4.01 of its Form 8-K filed May 26, 2023. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Nukkleus Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP